Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2017 Results

Rolling Meadows, Ill., March 7, 2018 – MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its fourth-quarter and full-year 2017 financial results.

Highlights for Fourth Quarter 2017

•	Fourth quarter revenues of $373.5 million, consistent with last quarter’s record high
•	Fourth quarter net income of $13.6 million, or $0.82 per diluted share, including a $0.47 per diluted share benefit from the Tax Cuts and Jobs Act
•	Backlog remains strong at $679.1 million

Management Comments

Rick Swartz, MYR's President and CEO said, “Our full year 2017 revenues of $1.4 billion set another record high for a third consecutive year. Our revenues improved in the third and fourth quarters, as we experienced an increase in overall project activity and significant bidding opportunities in both our Transmission & Distribution and Commercial & Industrial segments. Our solid backlog demonstrates that our business model is a sound platform for sustainable growth, and that we are meeting the needs of new and established customers while expanding service offerings to a larger geographical footprint. We expect active bidding to continue throughout 2018 and beyond, and believe MYR Group is well-positioned to capitalize on opportunities for growth and delivery of long-term value for all of our stakeholders.”

Fourth-Quarter Results

MYR reported fourth quarter 2017 revenues of $373.5 million, an increase of $29.8 million, or 8.7 percent, compared to the fourth quarter of 2016. Specifically, our Transmission and Distribution (“T&D”) segment reported revenues of $227.9 million, a decrease of $23.0 million, or 9.2 percent, from the fourth quarter of 2016, primarily due to a decrease in transmission revenues, partially offset by an increase in distribution projects. Our Commercial and Industrial (“C&I”) segment reported fourth-quarter 2017 revenues of $145.6 million, an increase of $52.9 million, or 57.0 percent, from the fourth quarter of 2016, primarily due to increased spending from existing customers and the Western Pacific Enterprises Ltd. (“WPE”) acquisition in late 2016.

Consolidated gross profit decreased to $37.0 million in the fourth quarter of 2017, compared to $41.9 million in the fourth quarter of 2016. The decrease in gross profit was primarily due to lower overall gross margin, partially offset by higher revenue. Gross margin decreased to 9.9 percent for the fourth quarter of 2017 from 12.2 percent for the fourth quarter of 2016. The decrease in gross margin was largely due to lower margins on certain projects due to weather, lower productivity and increased subcontractor costs, as well as project delays and schedule extensions. Margins were also negatively impacted from significant revenue on a large transmission project that had lower than average margins due to a high mix of material and subcontractor costs, which tend to have lower margins than when we utilize our own labor and equipment. In addition, during the fourth quarter of 2017 we had a higher mix of revenue in our C&I segment and on distribution work, as compared to transmission work, which generally carries a higher margin. Changes in estimates of gross profit on certain projects resulted in gross margin decreases of 1.9 percent and 0.2 percent for the fourth quarters of 2017 and 2016, respectively.

Selling, general and administrative expenses (“SG&A”) decreased to $24.0 million in the fourth quarter of 2017, compared to $26.8 million in the fourth quarter of 2016. The year-over-year decrease was primarily due to lower bonus and profit sharing costs, partially offset by $0.6 million of costs associated with our expansion into new geographic markets and higher payroll costs to support operations. As a percentage of revenues, SG&A decreased to 6.4 percent for the fourth quarter of 2017 from 7.8 percent for the fourth quarter of 2016.

Other expense was $2.5 million for the fourth quarter of 2017 compared to $1.2 million of other income in the fourth quarter of 2016. The $3.7 million increase in other expense was primarily due to a year-over-year change in contingent consideration associated with the WPE acquisition.

We had an income tax benefit of $2.9 million in fourth quarter of 2017, which represented 26.7 percent of pretax income, compared to an income tax provision of $8.1 million for the fourth quarter of 2016, with an effective tax rate of 51.1 percent. The fourth-quarter income tax benefit was primarily due to the Tax Cuts and Jobs Act that resulted in a $7.8 million tax benefit for the fourth quarter, primarily due to the revaluing of our net deferred tax liabilities to reflect the recently enacted 21% federal corporate tax rate. This income tax benefit was partially offset by our inability to utilize losses experienced in certain Canadian operations.

For the fourth quarter of 2017, net income was $13.6 million, or $0.82 per diluted share, compared to $7.8 million, or $0.48 per diluted share, for the same period of 2016. Fourth quarter 2017 EBITDA, a non-GAAP financial measure, was $20.6 million, or 5.5 percent of revenues, compared to $26.1 million, or 7.6 percent of revenues, in the fourth-quarter of 2016.

Full Year

MYR reported record revenues of $1.403 billion for the full year of 2017, an increase of $260.8 million, or 22.8 percent, compared to $1.142 billion for the full year of 2016. Specifically, the T&D segment reported revenues of $879.4 million, an increase of $60.4 million, or 7.4 percent, from the full year of 2016, primarily due to higher revenue from large transmission projects and an increase in distribution projects. The C&I segment reported full year of 2017 revenues of $523.9 million, an increase of $200.4 million, or 62.0 percent, from the full year 2016, primarily due to increased spending from existing customers and the WPE acquisition in late 2016 and organic expansion into new markets.

Consolidated gross profit was $125.0 million in the full year of 2017, compared to $134.7 million in the full year of 2016. The decrease in gross profit was primarily due to lower overall gross margin, partially offset by higher revenue. Gross margin decreased to 8.9 percent for the full year of 2017 from 11.8 percent for the full year of 2016. The decline in our gross margin was largely due to write-downs on three projects. Two projects in the Midwest U.S. were significantly impacted by weather resulting in unanticipated costs associated with right-of-way access, lower productivity and increased road damage and repair requirements. As a result, we wrote down $4.8 million for these projects in 2017. One T&D project in Canada experienced cost impacts mainly associated with project delays and schedule extensions. Although we are working with our client to recover these costs, we have not recognized all of the revenues relating to various pending project claims and change orders, which resulted in write-downs on this project of $4.4 million. Margins were also negatively impacted from significant revenue on a large transmission project that had lower than average margins due to a high mix of material and subcontractor costs and lower than average margin on a certain distribution project, as well as costs associated with organic and acquisition growth. In addition, during 2017 we had a higher mix of revenue in our C&I segment and distribution work, as compared to transmission work, which generally carries a higher margin. These impacts were partially offset by settlements related to previously unrecognized revenues on a project claim and pending change orders. Changes in estimates of gross profit on certain projects, including those discussed above, resulted in a gross margin decreases of 0.7 percent and 0.2 percent for the full years of 2017 and 2016, respectively.

SG&A increased to $98.6 million in the full year of 2017, from $96.4 million in the full year of 2016. The year-over-year increase was primarily due to $6.8 million of costs associated with our expansion into new geographic markets and higher payroll costs to support operations, largely offset by lower bonus and profit sharing costs. Additionally, $1.0 million of costs associated with activist investor activities were incurred in full year of 2016. As a percentage of revenues, SG&A decreased to 7.0 percent for the full year of 2017 from 8.4 percent for the full year of 2016.

The income tax provision was $3.5 million for the full year of 2017 with an effective tax rate of 14.1 percent, compared to a provision of $16.9 million for the full year of 2016 with an effective tax rate of 44.1 percent. The decrease in the tax rate in the full year of 2017 was primarily caused by the revaluation of the Company's net deferred tax liabilities to reflect the recently enacted 21% federal corporate tax rate and excess tax benefits of approximately $0.8 million pertaining to the vesting of stock awards and the exercise of stock options. This was partially offset by our inability to utilize losses experienced in certain Canadian operations.

For the full year of 2017, net income was $21.2 million, or $1.28 per diluted share, compared to $21.4 million, or $1.23 per diluted share, for the same period of 2016. Full-year 2017 EBITDA, a non-GAAP financial measure, was $65.8 million, or 4.7 percent of revenues, compared to $78.8 million, or 6.9 percent of revenues, in the full year of 2016.

Backlog

As of December 31, 2017, MYR's backlog was $679.1 million, which consisted of $333.1 million in the T&D segment and $346.0 million in the C&I segment, and was $22.6 million, or 3.2 percent, lower than the $701.7 million reported at September 30, 2017. T&D backlog increased $19.5 million, or 6.2 percent, from September 30, 2017, while C&I backlog decreased $42.1 million, or 10.8 percent, over the same period. Total backlog at December 31, 2017 decreased $9.7 million, or 1.4 percent, from the $688.8 million reported at December 31, 2016. Our backlog as of December 31, 2017 included $27.6 million, our proportionate share, of unconsolidated joint venture backlog. The December 31, 2017 backlog does not include any amount related to the previously announced Denver Central 70 Project. We expect this project to be added to backlog in the first quarter of 2018.

Balance Sheet

As of December 31, 2017, MYR had $150.1 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter 2017 results on Thursday, March 8, 2018, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, March 15, 2018, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 1639329. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, March 15, 2018, at 11:59 P.M. Eastern time.

About MYR

MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States and western Canada. For more information, visit myrgroup.com

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Kristine Walczak

Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2017 and 2016

	December 31,
(in thousands, except share and per share data)	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$5,343	$23,846
Accounts receivable, net of allowances of $605 and $432, respectively	283,008	234,642
Costs and estimated earnings in excess of billings on uncompleted contracts	78,260	69,950
Current portion of receivable for insurance claims in excess of deductibles	4,221	3,785
Refundable income taxes	391	2,474
Other current assets	8,513	8,202
Total current assets	379,736	342,899
Property and equipment, net of accumulated depreciation of $231,391 and $209,466, respectively	148,084	154,891
Goodwill	46,994	46,781
Intangible assets, net of accumulated amortization of $5,183 and $4,684, respectively	10,852	11,566
Receivable for insurance claims in excess of deductibles	14,295	14,692
Investment in joint venture	168	—
Other assets	3,659	2,666
Total assets	$603,788	$573,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of capital lease obligations	$1,086	$1,085
Accounts payable	110,383	99,942
Billings in excess of costs and estimated earnings on uncompleted contracts	28,919	42,321
Current portion of self-insurance reserves	13,138	10,492
Other current liabilities	35,038	42,382
Total current liabilities	188,564	196,222
Deferred income tax liabilities	13,452	18,565
Long-term debt	78,960	59,070
Self-insurance reserves	32,225	32,092
Capital lease obligations, net of current maturities	2,629	3,833
Other liabilities	919	539
Total liabilities	316,749	310,321
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,464,757 and 16,333,139 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	163	162
Additional paid-in capital	143,934	140,100
Accumulated other comprehensive income (loss)	(299)	(433)
Retained earnings	143,241	123,345
Total stockholders’ equity	287,039	263,174
Total liabilities and stockholders’ equity	$603,788	$573,495

MYR GROUP INC.

Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2017 and 2016

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2017	2016	2017	2016
	(Unaudited)

Contract revenues	$373,501	$343,660	$1,403,317	$1,142,487
Contract costs	336,607	301,716	1,278,313	1,007,764
Gross profit	36,894	41,944	125,004	134,723
Selling, general and administrative expenses	23,994	26,845	98,611	96,424
Amortization of intangible assets	(94)	195	499	886
Gain on sale of property and equipment	(1,062)	(262)	(3,664)	(1,341)
Income from operations	14,056	15,166	29,558	38,754
Other income (expense):
Interest income	—	—	4	5
Interest expense	(810)	(466)	(2,603)	(1,299)
Other income, net	(2,531)	1,246	(2,319)	885
Income before provision for income taxes	10,715	15,946	24,640	38,345
Income tax expense (benefit)	(2,864)	8,148	3,486	16,914
Net income	$13,579	$7,798	$21,154	$21,431
Income per common share:
—Basic	$0.83	$0.49	$1.30	$1.25
—Diluted	$0.82	$0.48	$1.28	$1.23
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,301	15,975	16,273	17,109
—Diluted	16,530	16,345	16,496	17,461

MYR GROUP INC.

Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2017 and 2016

	For the year ended December 31,
(in thousands of dollars)	2017	2016

Cash flows from operating activities:
Net income	$21,154	$21,431
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	38,077	38,236
Amortization of intangible assets	499	886
Stock-based compensation expense	4,376	4,674
Deferred income taxes	(5,091)	4,205
Gain on sale of property and equipment	(3,664)	(1,341)
Other non-cash items	1,194	194
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	(46,190)	(27,485)
Costs and estimated earnings in excess of billings on
uncompleted contracts	(7,611)	(17,001)
Receivable for insurance claims in excess of deductibles	(39)	(7,187)
Other assets	(2,213)	3,730
Accounts payable	8,149	17,322
Billings in excess of costs and estimated earnings on
uncompleted contracts	(13,502)	(707)
Accrued self-insurance	2,765	5,617
Other liabilities	(7,102)	11,916
Net cash flows provided by (used in) operating activities	(9,198)	54,490
Cash flows from investing activities:
Proceeds from sale of property and equipment	4,342	3,299
Cash paid for acquisitions, net of cash acquired	—	(12,056)
Purchases of property and equipment	(30,843)	(25,371)
Net cash flows used in investing activities	(26,501)	(34,128)
Cash flows from financing activities:
Net borrowings under revolving lines of credit	19,890	59,070
Payment of principal obligations under capital leases	(1,203)	(740)
Proceeds from exercise of stock options	1,232	6,218
Repurchase of common shares	(3,058)	(101,483)
Other financing activities	28	1,396
Net cash flows provided by (used in) financing activities	16,889	(35,539)
Effect of exchange rate changes on cash	307	(774)
Net increase in cash and cash equivalents	(18,503)	(15,951)
Cash and cash equivalents:
Beginning of period	23,846	39,797
End of period	$5,343	$23,846

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share,

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2017 and 2016

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data and percentages)	2017	2016	2017	2016

Summary Statement of Operations Data:
Contract revenues	$373,501	$343,660	$1,403,317	$1,142,487
Gross profit	$36,894	$41,944	$125,004	$134,723
Income from operations	$14,056	$15,166	$29,558	$38,754
Income before provision for income taxes	$10,715	$15,946	$24,640	$38,345
Income tax expense (benefit)	$(2,864)	$8,148	$3,486	$16,914
Net income	$13,579	$7,798	$21,154	$21,431
Effective tax rate	-26.7%	51.1%	14.1%	44.1%

Per Share Data:
Income per common share:
- Basic	$0.83	$0.49	$1.30	$1.25
- Diluted	$0.82	$0.48	$1.28	$1.23
Weighted average number of common shares
and potential common shares outstanding :
- Basic	16,301	15,975	16,273	17,109
- Diluted	16,530	16,345	16,496	17,461

	December 31,	December 31,	December 31,	December 31,
(in thousands)	2017	2016	2015	2014

Summary Balance Sheet Data:
Total assets	$603,788	$573,495	$524,925	$520,086
Total stockholders' equity (book value)	$287,039	$263,174	$329,880	$322,553
Goodwill and intangible assets	$57,846	$58,347	$58,486	$56,464
Total debt	$78,960	$59,070	$—	$—

			Last twelve months ended
			December 31,
			2017	2016
Financial Performance Measures (1):
Reconciliation of Non-GAAP measures:
Net income			$21,154	$21,431
Interest expense, net			2,599	1,294
Tax impact of interest			(366)	(571)
EBIT, net of taxes (2)			$23,387	$22,154

See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2017 and 2016

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2017	2016	2017	2016

Financial Performance Measures (1):

EBITDA (3)	$20,602	$26,096	$65,815	$78,761
EBITDA per Diluted Share (4)	$1.25	$1.60	$3.99	$4.51
Free Cash Flow (5)	$6,658	$6,570	$(40,041)	$29,119
Book Value per Period End Share (6)			$17.20	$15.77
Tangible Book Value (7)			$229,193	$204,827
Tangible Book Value per Period End Share (8)			$13.73	$12.28
Funded debt to Equity Ratio (9)			0.3	0.2
Asset Turnover (10)			2.45	2.18
Return on Assets (11)			3.7%	4.1%
Return on Equity (12)			8.0%	6.5%
Return on Invested Capital (15)			7.8%	7.6%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$13,579	$7,798	$21,154	$21,431
Interest expense, net	810	466	2,599	1,294
Provision (benefit) for income taxes	(2,864)	8,148	3,486	16,914
Depreciation and amortization	9,077	9,684	38,576	39,122
EBITDA (3)	$20,602	$26,096	$65,815	$78,761

Reconciliation of Net Income per Diluted Share
to EBITDA per Diluted Share:
Net Income per share:	$0.82	$0.48	$1.28	$1.23
Interest expense, net, per share	0.05	0.03	0.16	0.07
Provision (benefit) for income taxes	(0.17)	0.50	0.21	0.97
Depreciation and amortization per share	0.55	0.59	2.34	2.24
EBITDA per Diluted Share (4)	$1.25	$1.60	$3.99	$4.51

Calculation of Free Cash Flow:
Net cash flow from (used in) operating activities	$12,592	$13,993	$(9,198)	$54,490
Less: cash used in purchasing property and equipment	(5,934)	(7,423)	(30,843)	(25,371)
Free Cash Flow (5)	$6,658	$6,570	$(40,041)	$29,119

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)			$287,039	$263,174
Goodwill and intangible assets			(57,846)	(58,347)
Tangible Book Value (7)			$229,193	$204,827

Reconciliation of Book Value per Period End Share
to Tangible Book Value per Period End Share:
Book value per period end share			$17.20	$15.77
Goodwill and intangible assets per period end share			(3.47)	(3.49)
Tangible Book Value per Period End Share (8)			$13.73	$12.28

Calculation of Period End Shares:
Shares Outstanding			16,465	16,333
Plus: Common Equivalents			223	352
Period End Shares (13)			16,688	16,685

			December 31,	December 31,
			2016	2015
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)			$263,174	$329,880
Plus: Total Debt			59,070	-
Less: Cash and cash equivalents			(23,846)	(39,797)
Invested Capital (14)			$298,398	$290,083

See notes at the end of this earnings release.

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(4)	EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(5)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(6)	Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(7)	Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from stockholders’ equity at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(8)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(9)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity at the end of the period.
(10)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(11)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(12)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(13)	Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(14)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity.
(15)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.